                               SUBJECT TO COMPLETION

       As filed with the Securities and Exchange Commission on April 14, 1999

                                      Registration No.  333-__________


                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549

                                      FORM S-3
                               REGISTRATION STATEMENT

                                       UNDER
                             THE SECURITIES ACT OF 1933

                                   PC QUOTE, INC.
               (Exact name of registrant as specified in its charter)


            Delaware                             6200                             36-3131704
(State or other jurisdiction of      (Primary Standard Industrial     (I.R.S Employer Identification No.)
incorporation or organization)       Classification Code Number)



                         300 South Wacker Drive, Suite 300
                              Chicago, Illinois 60606
                                   (312) 913-2800

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Jim R.  Porter
                              Chief Executive Officer
                                   PC Quote, Inc.
                         300 South Wacker Drive, Suite 300
                              Chicago, Illinois 60606
                                   (312) 913-2800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.                                                              / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, other than securities offered only in connection
with dividend or interest reinvestment plans, check the following box.      /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number
of the earlier effective registration statement for the same offering.      / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the
Securities Act registration statement number of the earlier effective
registration statement for the same offering.                               / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
                                                                            / /



----------------------------------------------------------------------------------------------------------------------
                                           Calculation of registration fee
----------------------------------------------------------------------------------------------------------------------
      Title of each                                Proposed maximum           Proposed maximum         Amount of
   class of securities        Amount to be          offering price           aggregate offering      registration
    to be registered           registered              per unit                     price                 fee

----------------------------------------------------------------------------------------------------------------------
common stock                 11,246,063(1)             $9.125(2)                $102,620,325(2)        $28,528.45
----------------------------------------------------------------------------------------------------------------------




(1)  Includes:
          -    640,000 outstanding shares of common stock;
          - 2,861,250 shares of common stock, representing 150% of the minimum number of shares issuable upon the conversion of 19,075 outstanding shares of Series A preferred stock;
          - 4,318,650 shares of common stock, representing 150% of the minimum number of shares issuable upon the conversion of 28,791 outstanding shares of Series B preferred stock; and
          - 3,426,163 shares of common stock, representing the minimum number of shares issuable upon the exercise of outstanding common stock purchase warrants.

(2) Estimated solely for purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933 and based upon the average of the high and low sales prices for PC Quote common stock on April 8, 1999, a date within five (5) days prior to the date of initial filing of this registration statement, as reported on the American Stock Exchange.

     PC Quote hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     If, as a result of stock splits, stock dividends or similar transactions, or by reason of changes in the conversion price of the preferred stock, the number of securities purported to be registered on this registration statement increases, the provisions of Rule 416 shall apply, and this registration statement shall be deemed to cover any such additional shares of common stock.

                    Subject To Completion, Dated April 14, 1999


PROSPECTUS
                                   PC QUOTE, INC.

                         11,246,063 SHARES OF COMMON STOCK
                        ____________________________________

     These shares may be offered and sold from time to time by certain security holders of PC Quote identified in this prospectus. The shares that may be offered and sold in reliance on this prospectus consist of the following:

     - 640,000 shares of common stock, which were issued to three investors, Howard Todd Horberg, Steve Levy and Cranshire Capital, LP, in a private placement for $1.0 million in cash on December 30, 1998;
     - 2,861,250 shares of common stock, representing 150% of the minimum number of shares issuable to Physicians Insurance Company of Ohio upon conversion of 19,075 shares of our Series A preferred stock, which were issued to Physicians on December 18, 1998;
     - 4,318,650 shares of common stock, representing 150% of the minimum number of shares issuable to PICO Holdings, Inc. upon conversion of 28,791 shares of our Series B preferred stock, which were issued to PICO on December 18, 1998;
     - 320,000 shares of common stock issuable to the three investors upon exercise of warrants expiring December 30, 2001 to purchase our common stock at $1.875 per share, which were issued on December 30, 1998;
     - 3,106,163 shares of common stock issuable to PICO upon exercise of a warrant expiring April 30, 2005, to purchase our common stock at $1.575 per share, which was issued to PICO on December 18, 1998.

     The selling security holders will receive all of the proceeds and will pay all underwriting discounts and selling commissions, if any, from the sale of the shares.

                             __________________________

     Our common stock is traded on the American Stock Exchange under the symbol "PQT." On April 8, 1999, the last reported sale price of the common stock on the American Stock Exchange was $9.625 per share.

     We have experienced significant operating losses, which have adversely affected our current results of operations and liquidity. These conditions raise doubt about our ability to continue as a going concern.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     You should read the entire prospectus carefully before you make your investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of PC Quote common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                             __________________________

     The SEC and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             __________________________

Information contained herein is subject to completion or amendment. A registration statement for these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                   The date of this prospectus is April ___, 1999.

                                    RISK FACTORS

     You should consider carefully the following risk factors, and the other information contained or incorporated by reference in this prospectus in deciding whether to buy our common stock. These factors may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

     WE HAVE EXPERIENCED RECENT OPERATING LOSSES AND MAY NOT OPERATE PROFITABLY IN THE FUTURE. We incurred a net loss of approximately $6.4 million and reported a net loss available to common stockholders of approximately $7.5 million for the year ended December 31, 1998. We may continue to incur operating losses, which could hinder our ability to operate our current business. As of December 31, 1998, we had an accumulated deficit of approximately $27.6 million and deficit working capital of approximately $3.5 million. These conditions raise doubt about:

     -    our ability to continue as a going concern
     -    our ability to operate profitably in the future.

     IF WE ARE NOT ABLE TO GENERATE A POSITIVE CASH FLOW, WE MAY REQUIRE ADDITIONAL FINANCING TO CONTINUE AS A GOING CONCERN, WHICH MAY NOT BE READILY AVAILABLE OR AVAILABLE ON FAVORABLE TERMS TO US. If generated cash flow is not sufficient to fund operations, we may have to raise additional capital
externally.   We have explored, and continue to explore, multiple alternatives that may be available for the purpose of enhancing stockholder value. These alternatives include a merger, a spin-off or sale of part of our business, a strategic relationship or joint venture with another technology or financial services firm and future equity financings. There can be no assurances, however, that we will conclude a transaction. If we are unable to raise necessary additional capital, we may be materially adversely affected and may not be able to continue as a going concern. In addition, any capital raised through an equity financing could be costly to us and dilutive to our stockholders.

     OUR COMMON STOCK MAY BE DE-LISTED FROM THE AMERICAN STOCK EXCHANGE, WHICH MAY MAKE IT MORE DIFFICULT TO DISPOSE OF OUR COMMON STOCK. Our common stock is listed with the American Stock Exchange, and due to our financial condition and recent operating performance, our common stock may be de-listed. If our common stock is de-listed, trading, if any, would be conducted on an electronic bulletin board established for securities that do not meet listing requirements or in what is commonly referred to as the "pink sheets." As a result, you may find it more difficult to dispose of, or obtain accurate quotations as to the price of, our common stock.

     The American Stock Exchange takes into account many factors when considering whether a security should continue to be listed. Among other things, they consider:

     -    The degree of investor interest in the company;
     -    Its prospects for growth;

     -    The reputation of its management;
     -    The degree of commercial acceptance of its products; and
     - Whether the company's securities have suitable characteristics for auction market trading like:
     -    Value of securities;
     -    Amount available for market trading; and
     -    Number of holders of securities.

     The decision to continue to list a security for trading is at the sole discretion of the Board of Governors of the Exchange. They may consider suspending dealings in, or removing from the list, securities of a company which:

     (a) has stockholders' equity of less than $2.0 million and the company has had losses in two of its three most recent fiscal years;

     (b) has stockholders' equity of less than $4.0 million and the company has had losses in three of its four most recent fiscal years;

     (c)  has sustained losses in its five most recent fiscal years; or

     (d) has sustained substantial losses in relation to its operations or existing financial resources, or its financial condition has become so impaired that in the opinion of the Exchange it appears questionable whether the company will be able to continue operations and/or meet its obligations when they come due.

     Our operating results for the last four years were:

          1995  -   net income available to our common stockholders of $1.5
                    million;
          1996  -   net loss available to our common stockholders of $3.3
                    million; and
          1997  -   net loss available to our common stockholders of $11.1
                    million.
          1998  -   net loss available to our common stockholders of $7.5
                    million.

     At December 31, 1998, we had stockholders' equity of $2.9 million, and negative working capital of $3.5 million.

     The Exchange may suspend or de-list our securities since we have losses in three of the last four years and stockholders' equity below $4.0 million. If necessary, we would try to raise additional capital to meet the Exchange's requirements. There can be no assurances that we will be able to raise additional capital.

     WE MAY BE ADVERSELY AFFECTED IF WE ARE NOT YEAR 2000 COMPLIANT. If we, or our data suppliers, are not Year 2000 compliant by December 31, 1999, we may have to suspend our services for an indeterminate amount of time, which would materially affect our revenue and funds for operations. We are in the process of testing our internal information technology systems to determine Year 2000 compliance. We are also in the process of surveying our principal suppliers and customers, to identify our potential exposure in the event they are not Year 2000 compliant in a timely manner.

     We believe that our information technology systems and services will be Year 2000 compliant. We are not currently aware of any material impact on our business, operations or financial condition due to Year 2000 non-compliance by any of our suppliers or major customers. Although we are testing our systems and surveying our suppliers and major customers, there is no assurance that our systems, or those of our suppliers or major customers, will function correctly after December 31, 1999. Any malfunction in our information technology systems, or those of our suppliers or major customers, could cause us to incur significant costs and have a material adverse effect on our business, financial condition and results of operations.

     TWO OF OUR PRINCIPAL STOCKHOLDERS ARE IN A POSITION TO CONTROL MATTERS REQUIRING STOCKHOLDER VOTE, WHICH MAY IMPAIR INVESTORS FROM REALIZING MAXIMUM RETURNS ON THEIR INVESTMENT IN OUR COMPANY. As of the date of this prospectus, two of our principal stockholders, PICO Holdings, Inc. and its wholly-owned subsidiary Physicians Insurance Company of Ohio, own or have the right to acquire approximately 48% of our shares of common stock that would be outstanding after they exercised their rights to acquire additional shares.
They are in a position to control the outcome of matters requiring a stockholder vote, including the election of directors. Such control could have the effect of discouraging, or making more difficult, an unsolicited acquisition of us by means of a tender offer, a proxy contest or otherwise, even though an unsolicited acquisition could have resulted in our stockholders receiving a premium for their shares or be otherwise economically beneficial to them.

     OUR AGREEMENTS WITH EXCHANGES, ENTITLING US TO RECEIVE INFORMATION WHICH IS NECESSARY FOR US TO CONDUCT OUR BUSINESS, COULD BE TERMINATED. We have agreements in place with the following exchanges, which permit us to gather the information we need for our services:

     -    Canadian/Toronto;
     -    Chicago Board Options Exchange;
     -    Chicago Board of Trade/Mid America Commodity Exchange;
     -    Chicago Mercantile Exchange;
     -    Commodity Exchange Order;
     -    Kansas City Board of trade;
     -    Minneapolis Grain Exchange;
     -    NASDAQ;
     -    New York Mercantile Exchange/Commodity Exchange;
     -    New York Stock Exchange/American Stock Exchange; and
     -    Options Price Reporting Authority.

     Our agreement with NASDAQ expires on August 2nd of each year, with automatic one-year renewals. However, either party may terminate the agreement, for any reason whatsoever, upon 90-days written notice. Our agreements with all of the other exchanges listed above have a perpetual duration. However, each of those agreements may be terminated, for any reason whatsoever, upon 30-days written notice. All of our agreements with the exchanges listed above may be terminated by such exchanges if any of the following events occur:

     -    non-payment of amounts due;
     -    inadequate control systems over dissemination of data; or
     -    failure to report the proper number of our subscribers.

     The termination, expiration or non-renewal of any of these agreements could inhibit our ability to provide high quality services to our clients and have a material adverse effect upon our business, financial condition and results of operations.

     WE RELY ON A SOFTWARE LICENSING AGREEMENT WHICH COULD BE TERMINATED OR ALLOWED TO EXPIRE. A significant software application which is offered to subscribers for our financial data quotations and news services, PC Quote 6.0, is licensed by us from an unaffiliated third party. The termination of the license agreement by the unaffiliated third party could have a material adverse effect on our business, financial condition and results of operations. The license agreement is for a two-year term and provides for automatic two-year renewals unless terminated by delivering ninety days' notice prior to the renewal date.

     WE RELY HEAVILY ON EXECUTIVE OFFICERS WHO DO NOT HAVE EMPLOYMENT CONTRACTS. Our success is highly dependent upon the efforts and abilities of our executive officers, particularly Mr. Jim Porter, the Chairman of the Board and Chief Executive Officer, and Mr. John E. Juska, the Chief Financial Officer. The loss of services of one or more of our executive officers for any reason could have a material adverse effect upon our business, financial condition and results of operations. Although our executive officers have entered into agreements with us which contain nondisclosure covenants, those agreements do not guarantee anyone's continued employment with us.

     WE COMPETE WITH CORPORATIONS WHO HAVE GREATER FINANCIAL, TECHNICAL AND MONETARY RESOURCES THAN WE DO, WHICH COULD RESULT IN ADDITIONAL PRICING PRESSURES ON US AND REDUCE OUR PROFITABILITY. Competition for the on-line provision of financial information through services and software applications similar to ours is intense. Such competition may impose additional pricing pressures on us. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do. There can be no assurance that we will be able to compete successfully with our existing competitors or with any new competitors.

     OUR SUBSCRIPTION CONTRACTS FOR SERVICES AND SOFTWARE APPLICATIONS MAY SUBJECT US TO LITIGATION, WHICH MAY BE COSTLY FOR US TO DEFEND. Many of our subscription contracts are for services and software applications which are critical to the operations of our customers' businesses. The failure or inability to deliver services and software to our customers' satisfaction could have a material adverse effect on their operations and could consequently subject us to litigation. Any litigation could cause us to incur legal fees and use management resources, which could have a material adverse effect on our business, financial condition and results of operations.

     OUR SUBSCRIPTION CONTRACTS ARE OF RELATIVELY SHORT DURATION, AND THEIR TERMINATION OR NON-RENEWAL COULD ADVERSELY AFFECT OUR BUSINESS. Substantially all of our subscription contracts are of relatively short duration. The unexpected termination or non-renewal of contracts by a significant number of customers could have a material adverse effect on our business, financial condition and results of operations.

     WE MAY NOT BE ABLE TO KEEP IN PACE WITH CONTINUING CHANGES IN INFORMATION PROCESSING TECHNOLOGY, EVOLVING INDUSTRY STANDARDS AND CLIENT PREFERENCES. The information industry has experienced and is continuing to experience rapid technological advances and developments. We are actively engaged in research and development activities to try to meet our clients' needs and preferences. There can be no assurance that we will be successful in addressing technological advances and developments on a timely basis or that, if addressed, we will be successful in the marketplace. A delay or failure to address technological advances and developments could have a material adverse effect on our results of operations. In addition, there can be no assurance that technologies developed by others will not render our services noncompetitive or obsolete.

     OUR SOFTWARE MAY INFRINGE ON INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY SUBJECT US TO LITIGATION. We believe that our services and software applications do not infringe upon the intellectual property rights of others and that we have all rights necessary to utilize the intellectual property employed in our business. However, we are subject to the risk of litigation alleging infringement of third-party intellectual property rights. We typically license the software we develop for use by our customers, and we generally agree to indemnify our customers against potential third-party intellectual property rights claims. Any claims could require us to:

     -    spend significant sums in litigation;
     -    pay damages;
     -    develop non-infringing intellectual property; and/or
     - acquire licenses to the intellectual property which is the subject of asserted infringement.

     OUR ANTI-TAKEOVER PROVISIONS MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS. Our Certificate of Incorporation and By-laws, the Delaware General Corporation Law and the Exchange Act contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of us by means of a tender offer, a proxy contest or otherwise, even though an acquisition might be economically beneficial to our stockholders.

     Our anti-takeover provisions include:

     - only the Board of Directors or an authorized special committee of the Board of Directors may call meetings of stockholders; and

     - stockholders must comply with certain advance notice procedures to nominate candidates for election as directors and to submit proposals for consideration at stockholders' meetings.

     These provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of our stockholders.

     A DECREASE IN THE ACTIVITY IN FINANCIAL MARKETS COULD NEGATIVELY AFFECT OUR SUBSCRIPTION REVENUE, WHICH WOULD REDUCE OUR PROFITABILITY. Our revenue is derived from supplying financial data and quotations related to U.S. financial exchanges and markets. Any significant downturn or other negative development with respect to those exchanges and markets could adversely effect our revenue.

                                RECENT DEVELOPMENTS

RECENT FINANCIAL DEVELOPMENTS - INCREASE IN WORKING CAPITAL.


     In February 1999, we increased our stockholders' equity and working capital by approximately $550,000 through the exercise of previously issued warrants and employee options and concurrent sale of common shares.

     In November and December 1998, we increased our stockholders' equity and working capital by approximately $7.9 million through the following transactions:

          1. In November 1998, we issued 100,000 shares of our common stock to our legal counsel, Wildman, Harrold, Allen & Dixon, as consideration for the legal services rendered to us in 1998. Also in November 1998, we issued 18,000 shares to High Ridge Partners, as compensation for ongoing financial consulting services provided to us. The shares were issued at the fair market value of the shares, as determined by the closing sale price of the shares on the AMEX on Monday, November 16, 1998. The shares were issued in reliance on a private placement exemption under the securities laws.

          2. On December 17, 1998, our stockholders approved an agreement to convert $6.7 million of our debt owned by PICO Holdings, Inc. and its affiliate, Physicians Insurance Company of Ohio, into convertible preferred stock and a warrant to purchase shares of our common stock. The following day, we completed the conversion of the $6.7 million debt, and issued:

               (a) 19,075 shares of our Series A preferred stock, convertible into a minimum of 1,907,500 shares of our common stock, to Physicians Insurance Company of Ohio;

               (b) 28,791 shares of our Series B preferred stock, convertible into a minimum of 2,879,100 shares of our common stock, to PICO Holdings, Inc.; and

               (c) a warrant expiring April 30, 2005 to purchase up to 3,106,163 shares of our common stock at $1.575 per share, to PICO Holdings, Inc.

          In addition, we extended the expiration date of warrants to purchase 949,032 shares of our common stock previously acquired by PICO Holdings, Inc. to April 30, 2005.

          3. On December 30, 1998, we issued to three investors in a private placement for $1.0 million in cash:

               (a)  640,000 shares of our common stock; and

               (b) warrants expiring December 30, 2001 to purchase up to 320,000 shares of our common stock at $1.875 per share.

     Prior to the conversion of the $6.7 million debt, PICO Holdings, Inc. and Physicians Insurance Company of Ohio owned or had the right to acquire approximately 30.9% of our then outstanding common stock. After the completion of the transactions described above, PICO Holdings, Inc. and Physicians Insurance Company of Ohio own or have the right to acquire approximately 48% of our presently outstanding common stock.

RECENT BUSINESS DEVELOPMENTS - CNNfn

     In March 1999, we formed a wholly-owned subsidiary, which has entered into a license agreement with CNNfn, in which our Web site, www.pcquote.com, was granted the right to use the CNNfn name and logo as well as CNNfn news. CNNfn headlines will appear with the CNNfn logo on one or more pages of our Web site and serve as a link to the full stories on the CNNfn Web site home page. CNNfn has retained exclusive control over the selection and presentation of its headlines provided to our Web site.

     During the term of the license, CNNfn has agreed, subject to certain exceptions, not to license its headlines to any unaffiliated third party for use, display and/or transmission on a generally accessible Web site that has as its primary purpose to provide users investment and/or financial tools including real time or delayed equity and/or futures quotes.


RECENT BUSINESS DEVELOPMENTS - NEW INTERNET DIVISION.

     In December 1998, we formed an internal Internet division, PCQuote.com. An outgrowth of our financial content web site, www.pcquote.com, the new division's objective is to provide a comprehensive array of investment tools to empower the growing sophistication of the individual investor.

     Continued growth in page views, increasing attractive demographics and subsequent increase in advertising revenue led to our decision to segregate the web site into its own business unit. As a distinct business unit, the new division will afford us more flexibility in considering opportunities that are available solely to the Internet web site business.

RECENT BUSINESS DEVELOPMENTS - HYPERFEED 2000.

     In March 1999, we announced the introduction of HyperFeed 2000, the next generation of market-data delivery technology. HyperFeed 2000 is designed to address two issues in the dissemination of real-time market data-volume and price. Record volume and record peak transactional volume experienced by securities markets over the last year has made it increasingly difficult to deliver the massive amounts of real-time market data. HyperFeed 2000 combines advanced IP Multicast technology with a new proprietary compression technique to allow our customers to receive a complete T-1 HyperFeed at a fraction of the current communications cost. HyperFeed 2000 is being offered as a new service offering to our new and existing customers.

RECENT BUSINESS DEVELOPMENTS - JB OXFORD.

     In October 1998, we entered into an agreement with JB Oxford & Co.
(NASDAQ: JBOH) to private-label our PC Quote 6.0 for Windows. We and JB Oxford released the private-labeled version, named ORQA, to JB Oxford's customers in February 1999. With the addition of ORQA, JB Oxford customers will have instant access to a wider variety of investment tools, including real-time streaming quotes, intra-day charting, time and sales and technical analysis. PC Quote will be paid a monthly fee determined by the number of JB Oxford's clients that subscribe to the service.

RECENT BUSINESS DEVELOPMENTS - DOUBLECLICK DART.

     In December 1998, we selected DoubleClick's DART technology as our new ad serving solution for our web site, www.pcquote.com. DART, or Dynamic Advertising Recording and Targeting, will provide us with drastically increased efficiency in ad inventory management and the ability to dynamically target advertisements to visitors to our Web site.

     We believe DoubleClick's DART provides us with the functionality to realize the full value of every page impression not only on our own web site, but also on each page we co-brand for partners. New productivity gained through the implementation of the DART system will allow www.pcquote.com to drastically increase total web site space available for advertising.

     In March 1999, we expanded our relationship with DoubleClick by joining the DoubleClick Network. DoubleClick has been granted a non-exclusive right to market a percentage of our www.pcquote.com advertising impression inventory to its clients. DoubleClick's clients, advertising sponsors, will have the ability to access our valuable audience that visits our popular web site. In turn, we will gain access to a broader advertising base and one that can essentially "test the waters" before making a targeted run on our site. We will receive revenue from the advertising impressions sold by DoubleClick.

                                   ABOUT PC QUOTE

GENERAL DEVELOPMENT OF BUSINESS

     PC Quote, Inc. was incorporated in the State of Illinois on June 23, 1980 as On-Line Response, Inc. and was incorporated in Delaware on August 12, 1987. We are a premier provider of securities market data. We collect securities market activity and financial news directly from stock, options and commodities exchanges and other sources. We use the information to create a real-time database of last sale, bid/ask and historical prices of more than 325,000 issues. The database includes all North American equities, the most comprehensive options data, major stock indices, Level 1 NASDAQ-quoted stocks, Level 2 NASDAQ market-maker quotes, mutual funds, money market funds, futures contracts and options on futures contracts. We process the database into a single digital data-feed, "HyperFeed-TM-", at our primary processing plant located at our executive offices in Chicago, Illinois. We disseminate HyperFeed to our customers by satellite, digital data landlines and over the Internet.

     Software applications on our customers' computers access HyperFeed to allow the user to monitor securities activity on an on-going real-time basis. The applications also create a complete database of trading symbols, continuously updated by the data feed. This database gives our customer instant access to security prices. HyperFeed is used to create an equivalent database on our computers, accessible to our Internet customers.

     We derive our revenue from license fees charged for access to HyperFeed and from license fees charged for a packaged HyperFeed plus analytical software service. Our customer base consists primarily of professional investors, securities brokers, dealers and traders, portfolio managers, brokerage firms, other financial institutions, Internet web-sites, application developers and redistributors of financial market data. Our Internet service is utilized by individual and professional investors alike. Our Internet division, PCQuote.com, sells advertising space on our web-site, www.pcquote.com, in addition to subscriptions for delayed and real-time market data. Its principal customers are financial web-site advertisers, other Internet web-sites, individuals, and businesses. Our customers are located primarily in the United States and North America.

     The following is a description of the principal services that we provide.

HYPERFEED-TM-

     HyperFeed, the cornerstone of the services provided by PC Quote, is our digital real-time market data feed. We use multiple redundant, high-speed data circuits to gather information from securities exchanges and other sources. At our production center in Chicago, these feeds are directed into multiple real-time databases from which HyperFeed is generated. Data is broadcast to our customers over dedicated digital data circuits at 1024 kilobytes per second and by satellite at 112 kilobytes per second. HyperFeed contains all North American stock, options, and commodity exchange issues including:

     -    Dynamic Nasdaq Level II market maker quotes;

     - Dow Jones Composite News Service (up to 90-day retrieval of nine wires "Broadtape", Professional Investor Report, Capital Markets Report, International News Wire, World Equities Report, European Corporate Report, Electronic Wall Street Journal, International Petroleum Reports, Federal Filings); and

     -    Multiple levels of fundamental data.

     HyperFeed underlies all of our other services, which capitalize on HyperFeed to access, view and utilize data in a variety of ways.

     An industry standard PC at our customer's site receives HyperFeed data and creates real-time databases of securities activity, financial news and fundamental information. Software applications supplied by us, by third parties, or by our customer utilize our high-performance application program interfaces, or APIs, to access the data. The data can then be used for virtually any purpose, including third-party order execution systems, analytical modeling, internal risk management, order matching or redistribution via the Internet or wide area networks. Our customers pay monthly HyperFeed licensing fees and per-user or per-unit charges.

     We also provide access to HyperFeed via the Internet. Our Internet services, like our satellite and landline services, support applications developed by us, by third parties or by our customers, using Internet-enabled versions of our APIs. We, and our customers, are able to benefit from the Internet's substantially lower costs for service and communications, its ease of access and its worldwide availability. To complement the HyperFeed database, we have high-end applications and programming tools that we license to HyperFeed subscribers.

     PC Quote 6.0 for Windows is a comprehensive suite of real-time professional securities trading tools. Running under Microsoft-TM- Windows-TM- 3.1 or Windows-TM- 95, or Windows NT-TM-, PC Quote 6.0 offers unlimited quote pages, charting, technical analysis, searchable news, time of sale and quote, Nasdaq Level II market maker screens, options analytical tools, dynamic data exchange into Microsoft-TM- Excel-TM-, tickers, alerts, baskets and more. PC Quote 6.0 for Windows is available with our satellite, landline, and Internet services.

     Our "Quote Tools" are custom applications using robust and easy-to-use APIs. The Quote Tools enable a customer to build anything from real-time trading desktop interfaces to web-sites with portfolio management and the latest in Internet push technology.

     In 1995 we established an Internet web-site, www.pcquote.com, offering free delayed quotes and other information to all visitors. We generate revenue by selling advertising on our web-site's free quote pages, selling subscriptions to real-time quote information, providing market information for other web-sites, and offering development tools for Internet-based applications. Our web-site also offers corporate profiles, financial news and press releases, and information about our services.

     PC Quote's Internet Business Services provide custom and template web-site services and software development services to software vendors, financial institutions, corporations, and Internet content providers. All of our Internet services, including the web site, advertising, PC Quote 6.0 on the Internet, and Quote Tools, can be wholesaled, private labeled, cloned or customized to meet a customer's specific needs.

     We are a quote service for the major office applications companies. In Microsoft Excel's 1997 version Web Query technology features the ability to access our data. In February 1997 Lotus Development Corporation also featured PC Quote's data as the "in-the-box" feature for its SmartSuite application.

PATENTS, TRADEMARKS AND LICENSES

     We do not have patent protection for our proprietary software products.

     Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, we attempt to protect our proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in our agreements with our employees. We use security measures, including a hardware key, which restricts access to our on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, we provide only the object code on our diskette and retain the source code.

     HyperFeed-TM- is a servicemark of PC Quote.

Competition

     The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those PC Quote provides includes a large number of competitors and is subject to rapid change. We believe our primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than we do.

YEAR 2000 ISSUES

     This section contains historical information, as well as forward-looking statements regarding our expectations with respect to:

     - our plans and objectives for assessment and remediation of Year 2000 issues;

     - the expected costs associated with assessment, remediation and testing;

     -    our contingency plans;

     -    our expectations with respect to our operations at Year 2000.

     You can generally identify forward looking-statements by the use of words like "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue," or similar language. We base our statements on our current expectations. Forward-looking statements are subject to or may be impacted by a number of factors, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Give careful consideration to the cautionary statements made in this section.

     A. OVERVIEW. We do not have or use mainframe computers in our internal operations. Consequently, we do not have the extent of Y2K issues that many other companies have that depend on what is known as "legacy" systems. We use PC's and "server class" computers in our operations. Our end-user applications also run on the same type of hardware. These systems still may have Y2K issues. We have implemented a plan to attempt to assess, remediate, and correct any Year 2000 critical issues. A "Year 2000" problem will occur where date-sensitive software uses two digit year date fields, sorting the year 2000 ("00") before the year 1999 ("99"). The Year 2000 problem may result in data corruption and processing errors occurring where software, technology equipment, or any other equipment or process uses date dependent software.

     Our plan has been structured to address the following areas:

     -    Processing Plant and Communications Network;
     -    PC Quote Retail Applications; and
     -    Operational Infrastructure

     B. STATE OF READINESS. We have approached each of the above areas in four phases:

          1.   Assessment;

          2.   Remediation;

          3.   Testing; and

          4.   Contingency planning.

     PC Quote is preparing to participate in the full "end-to-end" Year 2000 scenario test sponsored by the Financial Information Forum in conjunction with the Securities Industry Association. This is an industry-wide test to provide securities, options and futures exchanges and market data providers with the ability to test their systems under simulated Year 2000 conditions. Time will essentially be moved forward into the Year 2000. We are in preliminary testing that uses test data from participating exchanges to identify non-compliant components that will need to be replaced prior to the full test. This full "end-to-end" test, from the exchanges through market data vendors to the end-user software application, is scheduled for May 1, 1999.

     "Assessment" summarizes the process of issue identification. "Remediation" refers to the process of taking corrective action to best mitigate identified Year 2000 risks. "Testing" is the process of validating one of our specific remediation efforts or confirming a third party's capability or certification of Year 2000 compliance. "Contingency planning" means the process by which we identify an alternate course of action and/or procedures in the event we cannot or fail to remediate or mitigate a known Year 2000 risk. We may or may not engage in Contingency Planning for individual subproject components where successful Year 2000 remediation has been validated through the testing process or other methods.

          PROCESSING PLANT AND COMMUNICATIONS NETWORK

     The Assessment phase has been completed. A full inventory has been taken of the processing plant, our datafeed input, consolidation and output process, and communications areas. We are currently in the Remediation and Testing phases. This includes checking with outside vendors and suppliers and testing all mission critical items. Testing also includes all PC's, routers, modems, phone lines, Internet service providers, known as ISPs, and production computers, known as servers, used internally in the communications room. We are also checking our outbound satellite, phone circuit and our ISPs' distribution network, in addition to some ISPs that our customers may use.

     The processing plant and communications network percentages completed as of March 1, 1999, are as follows:

             AREAS             EQUIPMENT/SYSTEMS    COMPLIANT
             -----             -----------------    ---------
        Processing plant              301              164
        Communications                 35               14


          PC QUOTE RETAIL APPLICATIONS

     Our retail applications include our proprietary and 3rd party software applications, licensed to our customers for use only with our datafeed. These applications include Internet web-site and browser-based applications, local area network based applications, and Windows NT client/server applications. One OS/2 based application will become obsolete in 2000. Customers using this application will be converted to a compliant application.

                                  APPLICATIONS       COMPLIANT
                                  ------------       ---------
         PC Quote Customer             14                12
         Applications
         3rd Party Customer             5                 3
         Applications

OPERATIONAL INFRASTRUCTURE

     We are checking our main facility and field offices for compliance in the security systems, HVAC systems, pagers, phone system, utility providers and other mission critical systems. We have started to upgrade, at minimal cost, non-compliant equipment.

     Based upon currently available information, we believe we will be able to meet our Y2K compliance goals.

     C. COSTS. As part of the ordinary course of our business, we continually develop major enhancements to our operating systems and applications. For instance, we spent three years developing the first 100% Windows NT-based ticker plant that was put into production in 1998. In addition to many other benefits, it is fully Y2K compliant. In the past, we have not separately tracked the cost of Y2K remediation, as these efforts were incorporated into our on-going maintenance and equipment replacement program. We have started to track costs in 1999 and have spent approximately $70,000 so far this year on the cost of Year 2000. This includes internal personnel resources, hardware, software and equipment replacement and upgrades necessary to be Y2K compliant. We will be upgrading various administrative systems that use commercial third party software for accounting, billing and customer management. The total remaining cost of software, replacement equipment, and internal resources for remediation and testing to become Y2K compliant is not expected to exceed $500,000.

     Based upon currently available information, we do not believe that the cost of Y2K compliance will have a material impact on our financial condition, results of operations or liquidity.

     D. RISKS. Achieving Y2K compliance depends on many factors. Some factors may be beyond our control, because we use services of others. Should our internal systems or the internal system of one of our critical vendors fail to achieve Y2K compliance and fail in the year 2000, our business and results of operations could be adversely affected. The following are examples of how we might be adversely affected by Y2K non-compliance:

     A piece of communications equipment has an internal clock that is not Y2K compliant. Although end-to-end testing is done, for some reason we or our vendor fail to detect the non-compliance. Y2K comes and the clock shuts down, causing an inability to transmit over that channel. Our customers on that channel do not receive our service. We or our vendor have the cost of finding and fixing the problem. Our customer could make a claim against us for the lost service. Many of our customers have back-up systems in place with us which could mitigate any damage caused by the disruption. In the event that there are claims for damages, our contracts with our customers limit our liability in such instances. However, if there were a large number of customers affected for a prolonged period of time, we could be put in a position of either granting credits or risk losing the customers and our reputation could be adversely effected.

     We have customers that use our Quote Tools to access our datafeed for software applications. Quote-Tools is a set of programmer tools known as application programming interfaces or APIs for short. Quote-Tools was written and tested to be Y2K compliant. If for some reason Y2K came and Quote-Tools did not function properly because of the date change, we would have to spend money and resources to fix the bug. If the bug could not be fixed, and we had no alternative solution for our customers using the service, we could lose the customers and related revenue. Our contracts with our customers generally limit our liability to total fees paid over the preceding year, which in 1998 was under $200,000 for Quote-Tools' customers.

     E. CONTINGENCY PLANS. All Testing, including internal infrastructure, is scheduled to be completed by 6/30/99. We have not started extensive contingency planning because we are concentrating our efforts on remediation and testing.

     We believe effective contingency planning should not begin until after these phases are complete. We expect to begin comprehensive contingency planning at the start of the third quarter of 1999.

SEASONALITY

     We have not experienced any material seasonal fluctuations in our business. Barring any prolonged period of investor inactivity in trading securities, we do not believe that seasonality is material to our business activities.

RESEARCH AND DEVELOPMENT

     Our systems development personnel expend their time and effort developing new software programs and high-speed data delivery systems and expanding or enhancing existing ones. Development efforts focus on providing a solution to the informational and analytical needs of both the professional and private investors. Development activity has increased with the implementation of high-level design and prototyping tools. Our continuing investment in software development consists primarily of:

     - enhancements to our existing Windows-based private network and Internet products and services;

     -    development of new data analysis software and programmer tools; and

     - application of new technology to increase the data volume and delivery speed of our distribution system and network.

ENVIRONMENT

     Compliance with federal, state, and local provisions with respect to the environment has not had a material adverse effect on our capital expenditures, earnings, or competitive position.

EMPLOYEES

     As of December 31, 1998, we employed 119 people, none of whom are represented by a collective bargaining unit. We believe we have a satisfactory relationship with our employees. From time to time we retain the services of outside consultants on an hourly basis.

GOVERNMENT CONTRACTS

     We have no material contracts with the Government.

BACKLOGS

     Due to the nature of the business, backlogs are not a typical occurrence in the industry.

MAJOR CUSTOMERS

     We did not have any customers that accounted for 10% or more of total revenue in either 1998 or 1997.

     On January 1, 1997, we terminated an agreement with Global Financial Services, formerly Bridge Information Systems. For the fiscal year ended December 31, 1996, Global accounted for revenue approximating $3,414,000. In December 1996, we discontinued providing services to Charles Schwab and Company, that accounted for revenue approximating $1,693,000 for the fiscal year ended December 31, 1996.

                        DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we terminate the offering of these shares.

     The following documents of PC Quote which have been filed with the SEC are hereby incorporated by reference in this prospectus:

      SEC Filing                        Period / Filing Date
      Annual Report on Form 10-K        Year ended December 31, 1998

      Current Report on Form 8-K        Filed October 6, 1998

                                        Filed January 12, 1999

     You may request a copy of these documents, at no cost, by writing to:

          PC Quote, Inc.
          300 South Wacker Drive, Suite 300
          Chicago, Illinois  60606
          Attention:  John E.  Juska
          Telephone: (312) 913-2800.



                            FORWARD-LOOKING INFORMATION

     Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act, and
Section 21E of the Exchange Act. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.


                                  USE OF PROCEEDS

     All of the shares of common stock are being sold by the selling stockholders for their own account. We will not receive any of the proceeds from the sale of any shares. We have agreed to pay the expenses of registration of the common stock, including a certain amount of legal and accounting fees. See "Plan of Distribution."

                            PRICE RANGE OF COMMON STOCK

     Our shares of common stock are traded on the American Stock Exchange under the symbol "PQT." The following tables show for 1999, 1998 and 1997, the high and low sales prices of our common stock for the periods indicated, as reported by the American Stock Exchange.


1999 QUARTERLY INFORMATION            HIGH         LOW
                                      ----         ---
First                                 11-7/8       1-7/8
Second (through April 8, 1999)        11-7/16      8-3/8

1998 QUARTERLY INFORMATION            HIGH         LOW
                                      ----         ---
First                                 1-1/8        11/16
Second                                4-15/16      11/16
Third                                 3-1/4        7/8
Fourth                                3-3/4        1

1997 QUARTERLY INFORMATION            HIGH         LOW
                                      ----         ---
First                                 3-11/16      2-1/4
Second                                2-1/2        1-1/8
Third                                 2-9/16       1-1/2
Fourth                                2-1/4        7/8


     The closing market price for our common stock as reported by the American Stock Exchange on April 8, 1999 was $9.625.

     As of February 28, 1999, we had 459 stockholders of record.

                                  DIVIDEND POLICY

     We have not paid dividends on our Common Stock and do not currently plan to do so in the near future. In December 1998, we issued preferred stock that has a dividend rate of 5%. Preferred dividends are payable quarterly if, and when, we declare a dividend payment. We have not, and currently do not plan in the near future, to declare any preferred dividend payments. Preferred dividends are cumulative and the entire accumulated dividend must be paid prior to the payment of any dividends to common stockholders. The accumulating dividend on preferred shares outstanding as of February 28, 1999 is $84,461 per quarter.

                              SELLING SECURITY HOLDERS

     The following table sets forth the names of the selling security holders, the number of shares of common stock owned beneficially by each selling security holder as of March 31,

1999 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided by the selling security holders.

     No estimate can be given as to the amount of shares that will be held by the selling security holders after completion of this offering because they may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling security holders named below.



                                        Number of Shares                     Number of
                                          Beneficially       Percent of       Shares
                                           Owned as of      Outstanding     Registered
Name of Selling Security Holder          March 31, 1999      Shares(1)      for Sale(2)
-------------------------------          --------------      ------         --------
PICO Holdings, Inc.                      11,211,795(3)(4)      47.9%          7,424,813
Physicians Insurance Company of Ohio      3,957,500(4)         24.0%          2,861,250
Howard Todd Horberg                         360,000             2.5%            360,000
Steve Levy                                  360,000             2.5%            360,000
Cranshire Capital, LP                       240,000             1.6%            240,000
                                                                                -------

Total                                                                        11,246,063



(1) The percent of the outstanding shares is based upon the number of common shares outstanding as of March 31, 1999 (14,549,155); plus the number of common shares that the selling security holder may acquire upon exercise of warrants; plus the minimum number of common shares that the selling security holder may acquire upon conversion of outstanding Series A preferred stock or Series B preferred stock.

(2) This registration statement also shall cover any additional shares of common stock which become issuable in connection with any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of PC Quote's outstanding shares of common stock.

(3) Includes 2,050,000 common shares beneficially owned directly by Physicians Insurance Company of Ohio, which is a direct subsidiary of PICO Holdings, Inc. As a result of the status of PICO Holdings, Inc. as the parent of Physicians Insurance Company of Ohio, Physicians Insurance Company of Ohio and PICO Holdings, Inc. may be deemed to share voting and investment power with respect to these common shares. Also includes 4,055,195 common shares which may be acquired upon exercise of common stock purchase warrants. Also includes 2,879,100 common shares which may be acquired upon conversation of the Series B preferred stock previously issued to PICO Holdings, Inc..

(4) Includes 1,907,500 common shares which may be acquired upon conversion of the Series A preferred stock previously issued to Physicians Insurance Company of Ohio.

                                PLAN OF DISTRIBUTION

     The selling security holders have indicated they are acting independently from us in determining the manner and extent of sales of the shares of our common stock.

     Although all of the shares are being registered for public sale, the sale of any or all of such shares by the selling security holders may depend on the sale price of such shares and market conditions generally prevailing at the time. The selling security holders reserve the right to reject any order in whole or in part.

The selling stockholders have advised us that:

     - the shares may be sold by the selling stockholders or their respective pledgees, donees, transferees or successors in interest, on the American Stock Exchange, in sales occurring in the public market, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions;

     - each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices;

     - some or all of the shares may be sold through brokers acting on behalf of the selling stockholders or to dealers for resale by such dealers; and

     - in connection with such sales, such brokers and dealers may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker or dealer. We have been advised that, as of the date hereof, none of the selling stockholders have made any arrangements with any broker for the sale of their common stock.

     In offering the common stock covered by this prospectus, the selling stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders could be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The selling security holders have agreed to indemnify and hold us and our officers and directors harmless, with respect to any untrue statement in, or omission from, this prospectus or the registration statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to us by such selling security holder for use in the preparation of this prospectus or registration statement.

     We will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. We have agreed to indemnify the selling security holders against certain civil liabilities, including liabilities under the Securities Act, in connection with the shares described in this prospectus.

     The shares of common stock described in this prospectus may also be sold by the selling security holders pursuant to Rule 144 of the Securities Act.

                                      EXPERTS

     The financial statements and schedule of valuation and qualifying accounts of PC Quote for the years ended December 31, 1998 and December 31, 1997, included in its Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.
The report of KPMG LLP covering the December 31, 1998 and 1997, financial statements contains an explanatory paragraph that states that PC Quote has experienced significant operating losses, which have adversely affected its current results of operations and liquidity. These conditions raise substantial doubt about PC Quote's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The statements of operations, stockholders' equity and cash flows and schedule of valuation and qualifying accounts of PC Quote for the year ended December 31, 1996, included in PC Quote's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by McGladrey and Pullen, LLP, independent public accountants, as indicated in their report with respect thereto. Such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of McGladrey and Pullen, LLP contains an explanatory paragraph that states that PC Quote has experienced significant operating losses, which have adversely affected its current results of operations and liquidity. These conditions raise substantial doubt about PC Quote's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                   LEGAL MATTERS

     The validity of the shares described in this prospectus has been verified for PC Quote by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Suite 2800, Chicago, Illinois 60606-1229.

                        WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers, including PC Quote, may be found. This prospectus is part of a registration statement that we filed with the SEC, registration No. 333-68141. The registration statement contains more information than this prospectus regarding PC Quote and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site. In addition, our common stock is listed on the American Stock Exchange, and reports, proxy statements and other information concerning our company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                                 TABLE OF CONTENTS

                                                  PAGE
                                                  ----
RISK FACTORS                                      3
RECENT DEVELOPMENTS                               9
ABOUT PC QUOTE                                    12
DOCUMENTS INCORPORATED BY REFERENCE               19
FORWARD-LOOKING INFORMATION                       20
USE OF PROCEEDS                                   20
PRICE RANGE OF COMMON STOCK                       21
DIVIDEND POLICY                                   21
SELLING SECURITY HOLDERS                          22
PLAN OF DISTRIBUTION                              23
EXPERTS                                           24
LEGAL MATTERS                                     25
WHERE YOU CAN FIND MORE INFORMATION               25

                                   PC QUOTE, INC.



                         11,246,063 SHARES OF COMMON STOCK

                             __________________________


                                     PROSPECTUS

                             __________________________


                                   APRIL __, 1999

                                      PART II.

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          SEC Registration Fee......................$ 28,528.45
          Accounting Fees and Expense...............$  5,000.00
          Legal Fees and Expenses...................$  5,000.00
          Miscellaneous.............................$  2,000.00
                                                    -----------
          Total.....................................$ 40,528.45

     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by PC Quote.


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145(a) of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Subsection 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. It empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     PC Quote's certification of incorporation provides that to the fullest extent permitted by Delaware law, it shall indemnify and advance indemnification expenses to all of its directors and officers. In addition, the certificate incorporation provides that to the fullest extent permitted by Delaware law, a director shall not be liable to PC Quote or its stockholders for breach of fiduciary duty as a director.

     PC Quote has entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law.


ITEM 16.  LIST OF EXHIBITS

     5 Opinion of Wildman, Harrold, Allen & Dixon regarding legality of the shares

     23.1 Consent of KPMG LLP

     23.2 Consent of McGladrey & Pullen, LLP

     23.3 Consent of Wildman, Harrold, Allen & Dixon (included in Exhibit 5)

     24   Power of Attorney

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement.

          Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of PC Quote in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PC Quote will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, PC Quote certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, Illinois as of April 14, 1999.

                              PC QUOTE, INC.


                               /s/  JIM R. PORTER
                              ---------------------------
                              Jim R.  Porter
                              CHAIRMAN OF THE BOARD AND
                              CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of April 14, 1999.

SIGNATURE                                                TITLE

  /s/  JIM R. PORTER                         Chairman of the Board and Chief
------------------------------               Executive Officer
Jim R. Porter

  /s/  JOHN E. JUSKA                         Chief Financial Officer
------------------------------
John E. Juska

  /s/  JOHN R. HART                          Director
------------------------------
John R. Hart

  /s/  TIMOTHY K. KRAUSKOPF                  Director
------------------------------
Timothy K. Krauskopf

  /s/  RONALD LANGLEY                        Director
------------------------------
Ronald Langley

  /s/  KENNETH J. SLEPICKA                   Director
------------------------------
Kenneth J.  Slepicka

                                   EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
-----------    -----------
5              Opinion of Wildman, Harrold, Allen & Dixon

23.1           Consent of KPMG LLP

23.2           Consent of McGladrey & Pullen, LLP

23.3           Consent of Wildman, Harrold, Allen & Dixon (included in
               Exhibit 5)

24             Power of Attorney in favor of John E. Juska
